FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP REPORTS FOURTH QUARTER
AND FULL YEAR RESULTS

OLNEY, MARYLAND, January 24, 2008 — Sandy Spring Bancorp, Inc., (Nasdaq-SASR) the parent company of Sandy Spring Bank, today announced net income for the fourth quarter of 2007 of $8.4 million ($.51 per diluted share) compared to $8.3 million ($.55 per diluted share) for the fourth quarter of 2006 and $8.2 million ($.50 per diluted share) for the linked quarter of 2007.

Net income for the year ended December 31, 2007 totaled $32.3 million ($2.01 per diluted share) compared to $32.9 million ($2.20 per diluted share) for the prior year. Net income for 2007 includes after-tax merger costs of $0.9 million ($.06 per diluted share) for the acquisitions of Potomac Bank of Virginia (“Potomac”) and CN Bancorp, Inc. (“County”), which were completed in the first and second quarters of 2007, respectively.

Sandy Spring Bancorp’s return on average stockholders’ equity was 10.69% for the fourth quarter of 2007, compared to 13.75% for the same period in the prior year. Return on average assets for the fourth quarter of 2007 was 1.10%, compared to 1.26% for the fourth quarter of 2006.

For the year ended December 31, 2007, return on average stockholders’ equity was 11.12%, compared to 14.33% for the prior year. Return on average assets for the year ended December 31, 2007 was 1.10%, compared to 1.28% for the year ended December 31, 2006.

Fourth Quarter Highlights:

•	Net interest income increased 16% for the quarter and 11% for the year to date over the prior year periods.

•	Noninterest income increased 13% for the quarter and 14% for the year to date over the prior year periods.

•	Loans and deposits increased 26% and 14% respectively, compared to December 31, 2006.

•
Provision for loan and lease losses increased for both the quarter and full year in response to a larger portfolio and a higher level of nonperforming loans which increased to $34.4 million at December 31, 2007.

•	Net interest margin improved to 4.19% for the fourth quarter compared to 4.14% for the prior year quarter and 4.16% for the linked third quarter of 2007.

•	Commenced expense management initiatives as part of overall strategic business improvement program with a freeze of the defined benefit pension plan effective January 1, 2008.

•	Repurchased approximately 101,000 shares of company stock during the quarter at average cost of $28.35 per share.

“We had another solid quarter and showed improvement in many key performance areas even though our non-performing assets increased from the third quarter as economic conditions continue to be unpredictable and uncertain,” said Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp. “Both net interest income and non-interest income showed meaningful improvement over the prior year. Our net interest margin improved to 4.19% for the fourth quarter, compared to 4.14% for the prior year quarter and 4.16% for the linked third quarter of 2007.”

“During the fourth quarter we completed much of the initial groundwork and analysis for our strategic business improvement program, titled LIFT (Looking Inward for Tomorrow). This stage included a companywide evaluation of business practices, staffing levels, facilities and branches, with the goal of improving Sandy Spring Bank’s overall efficiency and focusing resources on more value-added activities,” said Hollar. “The implementation of initiatives generated through LIFT has begun and will continue through 2009, with a majority of the implementation efforts to be started in 2008.”

“We instituted a hiring freeze along with new, more stringent expense controls with respect to discretionary expenses and, in addition, eliminated an executive medical plan and have frozen the defined benefit pension plan, all of which will produce significant expense savings in the coming year. In fact, during the fourth quarter overall noninterest expenses declined over the prior linked quarter; similarly, the efficiency ratio improved on a linked quarter basis,” said Hollar.

LIFT Expectations

The financial benefits from LIFT will be derived from both expense management initiatives and revenue enhancements.

Sandy Spring Bank plans to achieve approximately $5.1 million of cost savings in 2008 through a combination of workforce reduction, changes in corporate benefit plans and other efficiencies. These other efficiencies include opportunities in reduced corporate real estate and occupancy costs, more controlled discretionary spending, and process re-engineering. LIFT will further institute a culture of efficiency at Sandy Spring by emphasizing the importance of expense discipline to our long-term success.

These changes are expected to result in employee severance and other implementation costs of about $1.5 million, the majority of which will be recognized during the first half of 2008.

In addition, Sandy Spring Bank intends to achieve at least $2.2 million in net revenue growth in 2008 through the implementation of various pricing and business growth enhancements driven by LIFT.

In total, Sandy Spring Bank expects to realize a net pretax financial benefit from LIFT of approximately $5.8 million in 2008, primarily in the latter half of the year, and expects to realize an additional $4.0 million of total pretax earnings benefit during 2009 from this initiative.

Review of Balance Sheet and Credit Quality

Comparing December 31, 2007 balances to December 31, 2006, total assets increased 17% to $3.0 billion due mainly to the County and Potomac acquisitions together with steady growth in the commercial loan portfolio. Total loans and leases increased 26% to $2.3 billion compared to the prior year. The two acquisitions accounted for approximately 62% of the year-over-year loan growth. Excluding these acquisitions, the loan portfolio increased 10% over the fourth quarter of the prior year. This increase was comprised mainly of a 12% increase in commercial loans. Compared to the linked third quarter of 2007, total loans increased 3%. Customer funding sources, which include deposits plus other short-term borrowings from core customers, increased 13% to $2.4 billion at December 31, 2007 compared to the prior year. Again, most of the growth in such funding sources was due to the two acquisitions. On a linked quarter basis, such customer funding sources decreased 1% compared to the third quarter of 2007. This decline was due primarily to intense market competition for deposits and seasonal factors coupled with the Company’s plan to utilize conservative deposit pricing to manage its liquidity position and net interest margin, together with some expected deposit runoff from the acquisitions.

Stockholders’ equity totaled $315.6 million at year-end, and represented 10.4% of total assets, compared to 9.1% at December 31, 2006. During the year, the Company repurchased 156,249 shares at an average cost of $28.04 per share. At December 31, 2007, 629,996 shares remained available for repurchase under the current authorization.

The provision for loan and lease losses totaled $1.7 million for the fourth quarter of 2007 compared to $0.3 million for the fourth quarter of 2006 and $0.8 million for the linked quarter of 2007. The provision for loan and lease losses totaled $4.1 million for the year ended December 31, 2007 compared to $2.8 million for the prior year. The allowance for loan and lease losses represented 1.10% of outstanding loans at December 31, 2007.

Non-performing assets totaled $34.9 million at December 31, 2007 compared to $25.8 million at September 30, 2007 and $3.9 million at December 31, 2006. The increase over the linked quarter of 2007 was due primarily to one commercial construction loan totaling $5.3 million which management believes is adequately reserved and four commercial real estate loans totaling $5.8 million which are well secured. The increase over the prior year also reflects one loan totaling $13.6 million that was put on non-accrual status in the second quarter of 2007.

Income Statement Review

Comparing the fourth quarter of 2007 and 2006, net interest income increased by $3.8 million, or 16%, due primarily to continued growth in the loan portfolio and higher loan yields, together with disciplined management of rates offered on time deposits to fund loan growth. These factors produced a net interest margin increase to 4.19% in 2007 from 4.14% in 2006.

Noninterest income increased to $11.4 million in the fourth quarter of 2007 as compared to $10.1 million in 2006, an increase of 13%. Service charges on deposit accounts increased 46% due primarily to higher overdraft fees while Visa® check fees increased 18% reflecting continued growth in electronic transactions. Trust and investment management fees increased 13% due primarily to growth in assets under management. Other noninterest income increased 33% primarily due to a gain on sale of a property of $0.3 million. These increases were somewhat offset by decreases of 36% in gains on sales of mortgage loans and 26% in fees on sales of investment products, both reflecting current market conditions.

Noninterest expenses were $25.3 million in the fourth quarter of 2007 compared to $22.2 million in 2006, an increase of $3.1 million or 14%. Equipment costs increased 34% due to higher service on equipment and computer software amortization. Outside data services increased 53% due mainly to the overall growth in the loan and deposit portfolios and the branches added from the acquisitions. Other expenses increased 26% due to higher consulting fees, franchise taxes and higher deposit insurance cost. The fourth quarter also included an expense accrual for possible Visa, Inc. litigation costs. Intangibles amortization increased $0.4 million or 52% as a result of the two acquisitions.

Comparing the year ended December 31, 2007 and 2006, net interest income increased by $10.1 million, or 11%, due primarily to continued growth in the loan portfolio and increased loan yields, which was offset in part by increased rates on interest bearing deposits and increased use of time deposits to fund loans. The net interest margin decreased to 4.13% in 2007 from 4.26% in 2006.

Noninterest income increased 14% for the year ended December 31, 2007 compared to 2006. Service charges on deposit accounts increased 41% due mainly to higher overdraft fees mentioned above while income from bank owned life insurance grew by 20% due to higher rates and insurance policies added from the two acquisitions. Visa® check fees increased 17% due to an increased volume of electronic transactions. These increases were somewhat offset by a decrease of 8% in gains on sales of mortgage loans as mentioned above.

Noninterest expenses were $99.8 million in 2007 compared to $85.1 million in 2006, an increase of $14.7 million or 17%. Salaries and benefits increased 9% due mainly to the acquisition of Potomac and County. This increase was somewhat offset by a $0.5 million reduction due to the elimination of an executive medical benefit plan. Occupancy expenses increased 22% due to rent increases on existing properties and an expanded branch footprint while expenses for outside data services increased 24% due to the overall growth of the loan and deposit portfolios and the ten new branches added from the acquisitions. Intangibles amortization increased $1.1 million or 38% as a result of the two acquisitions. Other expenses increased 47% due primarily to merger expenses of $1.5 million. Higher consulting and professional fees, franchise taxes and an expense accrual for possible Visa, Inc. litigation costs also contributed to this increase.

Conference Call

The Company’s management will host a conference call to discuss its fourth quarter and full year results today at 2:00 P.M. (ET). A live Web cast of the conference call is available through the Investor Relations’ section of the Sandy Spring Web site at www.sandyspringbank.com.  Participants may call 800-860-2442; a password is not necessary. Visitors to the Web site are advised to log on 10 minutes ahead of the scheduled start of the call. An internet-based replay will be available at the Web site until 5:00 p.m. (ET) March 6, 2008. A telephone voice replay will also be available during that same time period at 877-344-7529. Please use pass code #415036 to access.

About Sandy Spring Bancorp/Sandy Spring Bank

With $3.0 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the second largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 43 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:
Hunter R. Hollar, President & Chief Executive Officer, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail:	HHollar@sandyspringbank.com PMantua@sandyspringbank.com
Web site: www.sandyspringbank.com

Forward-Looking Statements

Sandy Spring Bancorp makes forward-looking statements in this news release and in the conference call regarding this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Sandy Spring Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Sandy Spring Bancorp anticipated in its forward-looking statements, and future results could differ materially from historical performance.

Sandy Spring Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Sandy Spring Bancorp provides greater detail regarding some of these factors in its Form 10-K for the year ended December 31, 2006, including in the Risk Factors section of that report, and in its other SEC reports. Sandy Spring Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov.

Sandy Spring Bancorp, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2007	2006	Change	2007	2006	Change
Profitability for the period:
Net interest income	$27,400	$23,605	16	$104,826	$94,756	11
Provision for loan and lease losses	1,725	250	590	4,094	2,795	46
Noninterest income	11,380	10,064	13	44,289	38,895	14
Noninterest expenses	25,316	22,218	14	99,788	85,096	17
Income before income taxes	11,739	11,201	5	45,233	45,760	(1)
Net income	8,367	$8,314	1	32,262	32,871	(2)

Return on average assets	1.10%	1.26%		1.10%	1.28%
Return on average equity	10.69%	13.75%		11.12%	14.33%
Net interest margin	4.19%	4.14%		4.13%	4.26%
Efficiency ratio - GAAP based *	65.28%	65.99%		66.92%	63.67%
Efficiency ratio - traditional *	60.22%	60.85%		61.92%	58.71%

Per share data:
Basic net income	$0.51	$0.56	(9)	$2.01	$2.22	(9)
Diluted net income	0.51	0.55	(7)	2.01	2.20	(9)
Dividends declared	0.23	0.22	5	0.92	0.88	5
Book value	19.31	16.04	20	19.31	16.04	20
Tangible book value	13.60	14.48	(6)	13.60	14.48	(6)
Average fully diluted shares	16,422,161	14,940,873		16,087,310	14,926,965

At period-end:
Assets	$3,043,953	$2,610,457	17	$3,043,953	$2,610,457	17
Deposits	2,273,868	1,994,223	14	2,273,868	1,994,223	14
Loans and leases	2,277,031	1,805,579	26	2,277,031	1,805,579	26
Securities	445,273	540,908	(18)	445,273	540,908	(18)
Stockholders' equity	315,640	237,777	33	315,640	237,777	33

Capital and credit quality ratios:
Average equity to average assets	10.33%	9.19%		9.89%	8.95%
Allowance for loan and lease losses
to loans and leases	1.10%	1.08%		1.10%	1.08%
Nonperforming assets to total assets	1.15%	0.15%		1.15%	0.15%
Annualized net charge-offs to average
loans and leases	0.01%	0.01%		0.06%	0.01%

* The GAAP based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income.

The traditional, non-GAAP efficiency ratio excludes intangible asset amortization from noninterest expenses; excludes securities gains from noninterest income; and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Financial Highlights.

Certain reclassifications and restatements of information previously reported have been made to conform with current presentation.

Sandy Spring Bancorp, Inc. and Subsidiaries
Reconciliation of GAAP-based and Traditional Efficiency Ratios
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Noninterest expenses–GAAP based	25,316	$22,218	99,788	$85,096
Net interest income plus noninterest income–
GAAP based	38,780	33,669	149,115	133,651

Efficiency ratio–GAAP based	65.28%	65.99%	66.92%	63.67%

Noninterest expenses–GAAP based	$25,316	$22,218	$99,788	$85,096
Less non-GAAP adjustment:
Amortization of intangible assets	1,124	740	4,080	2,967
Noninterest expenses–traditional ratio	24,192	21,478	95,708	82,129

Net interest income plus noninterest income–
GAAP based	38,780	33,669	149,115	133,651
Plus non-GAAP adjustment:
Tax-equivalency	1,410	1,625	5,506	6,243
Less non-GAAP adjustments:
Securities gains	15	0	43	1
Net interest income plus noninterest
income – traditional ratio	40,175	35,294	154,578	139,893

Efficiency ratio – traditional	60.22%	60.85%	61.92%	58.71%

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31
	2007	2006
Assets
Cash and due from banks	$63,432	$54,945
Federal funds sold & overnight investments	22,055	48,978
Cash and cash equivalents	85,487	103,923

Interest-bearing deposits with banks	365	2,974
Residential mortgage loans held for sale (at fair value)	7,089	10,595
Investments available-for-sale (at fair value)	186,801	256,845
Investments held-to-maturity - fair value of $240,995
and $273,206, respectively	234,706	267,344
Other equity securities	23,766	16,719

Total loans and leases	2,277,031	1,805,579
Less: allowance for loan and lease losses	(25,092)	(19,492)
Net loans and leases	2,251,939	1,786,087

Premises and equipment, net	54,457	47,756
Accrued interest receivable	14,955	15,200
Goodwill	76,585	12,494
Other intangible assets, net	16,630	10,653
Other assets	91,173	79,867
Total assets	$3,043,953	$2,610,457

Liabilities
Noninterest-bearing deposits	$434,053	$394,662
Interest-bearing deposits	1,839,815	1,599,561
Total deposits	2,273,868	1,994,223

Short-term borrowings	373,972	314,732
Other long-term borrowings	17,553	1,808
Subordinated debentures	35,000	35,000
Accrued interest payable and other liabilities	27,920	26,917
Total liabilities	2,728,313	2,372,680

Stockholders' Equity
Common stock -- par value $1.00; shares authorized
50,000,000; shares issued and outstanding 16,349,317
and 14,826,805, respectively	16,349	14,827
Additional paid in capital	83,970	27,869
Retained earnings	216,376	199,102
Accumulated other comprehensive income(loss)	(1,055)	(4,021)
Total stockholders' equity	315,640	237,777
Total liabilities and stockholders' equity	$3,043,953	$2,610,457

Certain reclassifications and restatements of information previously reported have been made to conform with current presentation.

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest income:
Interest and fees on loans and leases	$39,967	$32,981	$152,723	$125,813
Interest on loans held for sale	114	225	815	739
Interest on deposits with banks	42	105	1,123	123
Interest and dividends on securities:
Taxable	3,157	3,642	13,989	14,132
Exempt from federal income taxes	2,392	2,772	10,168	11,555
Interest on federal funds sold	437	650	2,157	1,081
Total interest income	46,109	40,375	180,975	153,443
Interest expense:
Interest on deposits	14,653	12,488	59,916	39,334
Interest on short-term borrowings	3,408	3,707	13,673	17,049
Interest on long-term borrowings	648	575	2,560	2,304
Total interest expense	18,709	16,770	76,149	58,687
Net interest income	27,400	23,605	104,826	94,756
Provision for loan and lease losses	1,725	250	4,094	2,795
Net interest income after provision for loan and lease losses	25,675	23,355	100,732	91,961
Noninterest income:
Securities gains	15	0	43	1
Service charges on deposit accounts	3,211	2,201	11,148	7,903
Gains on sales of mortgage loans	590	929	2,739	2,978
Fees on sales of investment products	518	696	2,989	2,960
Trust and investment management fees	2,581	2,286	9,588	8,762
Insurance agency commissions	1,203	1,345	6,625	6,477
Income from bank owned life insurance	732	639	2,829	2,350
Visa check fees	747	631	2,784	2,381
Other income	1,783	1,337	5,544	5,083
Total noninterest income	11,380	10,064	44,289	38,895
Noninterest expenses:
Salaries and employee benefits	13,343	12,695	55,207	50,518
Occupancy expense of premises	2,288	2,153	10,360	8,493
Equipment expenses	1,829	1,364	6,563	5,476
Marketing	674	610	2,237	2,583
Outside data services	1,094	717	3,967	3,203
Amortization of intangible assets	1,124	740	4,080	2,967
Other expenses	4,964	3,939	17,374	11,856
Total noninterest expenses	25,316	22,218	99,788	85,096
Income before income taxes	11,739	11,201	45,233	45,760
Income tax expense	3,372	2,887	12,971	12,889
Net income	$8,367	$8,314	$32,262	$32,871
Basic net income per share	$0.51	$0.56	$2.01	$2.22
Diluted net income per share	0.51	0.55	2.01	2.20
Dividends declared per share	0.23	0.22	0.92	0.88

Certain reclassifications and restatements of information previously reported have been made to conform with current presentation.

Sandy Spring Bancorp, Inc. and Subsidiaries
Historical Trends in Quarterly Financial Data
(Dollars in thousands, except per share data)

	2007				2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Profitability for the quarter:
Tax-equivalent interest income	$47,519	$48,405	$47,378	$43,179	$42,000	$41,695	$39,372	$36,619
Interest expense	18,709	19,746	19,815	17,879	16,770	15,896	14,021	12,000
Tax-equivalent net interest income	28,810	28,659	27,563	25,300	25,230	25,799	25,351	24,619
Tax-equivalent adjustment	1,410	1,447	1,364	1,285	1,625	1,677	1,499	1,442
Provision for loan and lease losses	1,725	750	780	839	250	550	1,045	950
Noninterest income	11,380	11,130	10,873	10,906	10,064	9,590	9,395	9,846
Noninterest expenses	25,316	25,899	24,959	23,614	22,218	21,694	20,828	20,356
Income before income taxes	11,739	11,693	11,333	10,468	11,201	11,468	11,374	11,717
Income tax expense	3,372	3,512	3,164	2,923	2,887	3,346	3,279	3,377
Net Income	8,367	8,181	8,169	7,545	8,314	8,122	8,095	8,340
Financial ratios:
Return on average assets	1.10%	1.08%	1.10%	1.12%	1.26%	1.24%	1.27%	1.36%
Return on average equity	10.69%	10.55%	11.45%	11.96%	13.75%	13.93%	14.34%	15.26%
Net interest margin	4.19%	4.16%	4.08%	4.07%	4.14%	4.25%	4.30%	4.35%
Efficiency ratio - GAAP based*	65.28%	67.55%	67.33%	67.62%	65.99%	64.35%	62.65%	61.64%
Efficiency ratio - traditional*	60.22%	62.30%	62.26%	63.01%	60.85%	59.20%	57.81%	56.91%
Per share data:
Basic net income	$0.51	$0.50	$0.51	$0.49	$0.56	$0.55	$0.55	$0.56
Diluted net income	$0.51	$0.50	$0.51	$0.49	$0.55	$0.55	$0.54	$0.56
Dividends declared	$0.23	$0.23	$0.23	$0.23	$0.22	$0.22	$0.22	$0.22
Book value	$19.31	$18.92	$18.62	$17.51	$16.04	$15.92	$15.48	$15.21
Tangible book value	$13.60	$13.17	$12.76	$13.11	$14.48	$14.30	$13.81	$13.61
Average fully diluted shares	16,422,161	16,508,922	16,069,771	15,400,865	14,940,873	14,915,454	14,884,677	14,924,571
Noninterest income breakdown:
Securities gains	$15	$22	$4	$2	$0	$0	$1	$0
Service charges on deposit accounts	3,211	2,999	2,630	2,308	2,201	1,904	1,950	1,848
Gains on sales of mortgage loans	590	738	773	638	929	718	549	782
Fees on sales of investment products	518	765	906	800	696	783	763	718
Trust and investment management fees	2,581	2,365	2,361	2,281	2,286	2,164	2,196	2,116
Insurance agency commissions	1,203	1,294	1,438	2,690	1,345	1,406	1,618	2,108
Income from bank owned life insurance	732	720	693	684	639	591	567	553
Visa check fees	747	730	717	590	631	603	612	535
Other income	1,783	1,497	1,351	913	1,337	1,421	1,139	1,186
Total	11,380	11,130	10,873	10,906	10,064	9,590	9,395	9,846
Noninterest expense breakdown:
Salaries and employee benefits	$13,343	$14,654	$13,776	$13,434	$12,695	$12,622	$12,730	$12,471
Occupancy expense of premises	2,288	2,946	2,709	2,417	2,153	2,175	2,039	2,126
Equipment expenses	1,829	1,631	1,501	1,602	1,364	1,384	1,412	1,316
Marketing	674	359	675	529	610	1,160	472	341
Outside data services	1,094	870	1,077	926	717	872	833	781
Amortization of intangible assets	1,124	1,123	1,031	802	740	743	742	742
Other expenses	4,964	4,316	4,190	3,904	3,939	2,738	2,600	2,579
Total	25,316	25,899	24,959	23,614	22,218	21,694	20,828	20,356

* The GAAP based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income.

The traditional, non-GAAP efficiency ratio excludes intangible asset amortization expenses from noninterest expenses; excludes security gains from  noninterest income; and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Historical Trends in  Quarterly Financial Data.

Sandy Spring Bancorp, Inc. and Subsidiaries
Historical Trends in Quarterly Financial Data
(Dollars in thousands, except per share data)

	2007				2006
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Balance sheets at quarter end:
Residential mortgage loans	$456,305	$439,091	$427,252	$404,177	$390,852	$396,811	$386,805	$428,698
Residential construction loans	166,981	154,908	154,444	144,744	151,399	175,067	169,564	166,767
Commercial mortgage loans	662,837	645,790	660,004	621,692	509,726	505,181	461,708	425,392
Commercial construction loans	262,840	246,569	236,278	225,108	192,547	185,615	214,628	188,477
Commercial loans and leases	351,773	343,653	316,409	282,854	216,238	204,023	200,712	193,524
Consumer loans	376,295	371,588	370,621	357,607	344,817	348,793	348,547	341,490
Total loans and leases	2,277,031	2,201,599	2,165,008	2,036,182	1,805,579	1,815,490	1,781,964	1,744,348
Less: allowance for loan and lease losses	(25,092)	(23,567)	(23,661)	(22,186)	(19,492)	(19,433)	(18,910)	(17,860)
Net loans and leases	2,251,939	2,178,032	2,121,347	2,013,996	1,786,087	1,796,057	1,763,054	1,726,488
Goodwill	76,585	76,625	77,457	53,913	12,494	12,606	12,606	12,596
Other intangible assets, net	16,630	17,754	18,878	15,244	10,653	11,431	12,173	12,916
Total assets	3,043,953	2,965,492	3,101,409	2,945,477	2,610,457	2,600,633	2,588,528	2,501,752
Total deposits	2,273,868	2,280,102	2,386,226	2,274,322	1,994,223	1,947,850	1,818,347	1,839,355
Customer repurchase agreements	98,015	122,130	113,622	114,712	99,382	129,213	235,853	181,520
Total stockholders' equity	315,640	310,624	306,255	275,319	237,777	235,868	228,913	225,137
Quarterly average balance sheets:
Residential mortgage loans	$453,568	$441,190	$426,496	$406,886	$407,277	$405,430	$449,482	$427,609
Residential construction loans	163,922	151,306	151,785	151,194	162,084	172,873	167,632	161,649
Commercial mortgage loans	649,101	647,659	630,335	565,277	504,698	465,989	436,036	424,467
Commercial construction loans	252,705	244,975	239,299	203,371	189,027	218,798	206,419	186,606
Commercial loans and leases	339,744	323,439	300,325	246,218	205,582	199,968	196,093	188,747
Consumer loans	374,572	370,585	362,221	353,668	346,030	346,639	345,194	339,299
Total loans and leases	2,233,612	2,179,154	2,110,461	1,926,614	1,814,698	1,809,697	1,800,856	1,728,377
Securities	451,168	458,984	523,507	551,566	544,877	583,156	554,157	555,061
Total earning assets	2,725,801	2,733,572	2,711,225	2,518,797	2,416,120	2,407,185	2,367,100	2,294,665
Total assets	3,006,086	3,019,065	2,979,820	2,743,890	2,610,023	2,600,092	2,560,633	2,484,687
Total interest-bearing liabilities	2,222,387	2,214,606	2,212,376	2,048,323	1,937,685	1,934,668	1,895,652	1,821,530
Noninterest-bearing demand deposits	439,967	463,018	450,887	408,954	407,659	410,912	419,454	418,214
Total deposits	2,283,122	2,340,004	2,290,413	2,099,409	1,970,953	1,851,098	1,819,255	1,799,213
Customer repurchase agreements	112,828	113,425	109,187	101,805	120,597	212,123	196,359	167,620
Stockholders' equity	310,605	307,564	286,040	255,781	239,921	231,364	226,440	221,599
Capital and credit quality measures:
Average equity to average assets	10.33%	10.19%	9.60%	9.32%	9.19%	8.90%	8.84%	8.92%
Loan and lease loss allowance to loans and leases	1.10%	1.07%	1.09%	1.09%	1.08%	1.07%	1.06%	1.02%
Nonperforming assets to total assets	1.15%	0.87%	0.71%	0.24%	0.15%	0.15%	0.10%	0.12%
Annualized net (charge-offs) recoveries to
average loans and leases	(0.01)%	(0.16)%	(0.05)%	0.00%	(0.01)%	0.00%	0.00%	0.01%
Miscellaneous data:
Net (charge-offs) recoveries	($200)	($844)	($265)	$17	($191)	($27)	$5	$24
Nonperforming assets:
Non-accrual loans and leases	23,040	17,362	18,818	1,982	1,910	1,495	1,691	585
Loans and leases 90 days past due	11,362	8,009	3,347	5,084	1,823	2,346	988	2,473
Restructured loans and leases	0	0	0	0	0	0	0	0
Other real estate owned, net	461	431	0	0	182	0	0	0
Total nonperforming assets	34,863	25,802	22,165	7,066	3,915	3,841	2,679	3,058

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands and tax-equivalent)

	Three Months Ended December 31,
	2007			2006
			Annualized			Annualized
	Average		Average	Average		Average
	Balances	Interest	Yield/Rate	Balances	Interest	Yield/Rate
Assets
Residential mortgage loans	$453,568	$7,130	6.29%	$407,277	$6,053	5.95%
Residential construction loans	163,922	2,817	6.82	162,084	2,989	7.32
Commercial mortgage loans	649,101	11,642	7.12	504,698	9,411	7.40
Commercial construction loans	252,705	5,226	8.20	189,027	4,353	9.14
Commercial loans and leases	339,744	6,892	8.06	205,582	4,311	8.33
Consumer loans	374,572	6,374	6.75	346,030	6,089	6.98
Total loans and leases	2,233,612	40,081	7.13	1,814,698	33,206	7.27
Securities	451,168	6,959	6.07	544,877	8,039	5.82
Interest-bearing deposits with banks	3,557	42	4.64	8,017	105	5.20
Federal funds sold	37,464	437	4.62	48,528	650	5.31
TOTAL EARNING ASSETS	2,725,801	47,519	6.92%	2,416,120	42,000	6.89%

Less: allowance for loan and lease losses	(23,791)			(19,354)
Cash and due from banks	53,839			48,165
Premises and equipment, net	55,033			46,550
Other assets	195,204			118,542
Total assets	$3,006,086			$2,610,023

Liabilities and Stockholders' Equity
Interest-bearing demand deposits	$236,251	$182	0.31%	$218,005	$160	0.29%
Regular savings deposits	153,791	114	0.29	163,525	131	0.32
Money market savings deposits	735,526	6,460	3.48	495,365	4,553	3.65
Time deposits	717,587	7,897	4.37	686,399	7,644	4.42
Total interest-bearing deposits	1,843,155	14,653	3.15	1,563,294	12,488	3.17
Borrowings	379,232	4,056	4.25	374,391	4,282	4.54
TOTAL INTEREST-BEARING LIABILITIES	2,222,387	18,709	3.34	1,937,685	16,770	3.43

Noninterest-bearing demand deposits	439,967			407,659
Other liabilities	33,127			24,758
Stockholder's equity	310,605			239,921
Total liabilities and stockholders' equity	$3,006,086			$2,610,023

Net interest income and spread		28,810	3.58%		25,230	3.46%
Less: tax equivalent adjustment		1,410			1,625
Net interest income		27,400			23,605

Interest income/earning assets			6.92%			6.89%
Interest expense/earning assets			2.73			2.75
Net interest margin			4.19%			4.14%

*Interest income includes the effects of annualized taxable-equivalent adjustments (reduced by the nondeductible portion of  interest expense) using the appropriate marginal federal income tax rate of 35.00% and a marginal state income tax rate of 6.55% (or a combined marginal federal and state rate of 39.26%) for 2007 and a marginal state income tax rate of 7.00% (or a  combined marginal federal and state rate of 39.55%) for 2006, to increase tax-exempt interest income to a taxable-equivalent basis. The annualized taxable-equivalent adjustment amounts utilized in the above table to compute yields aggregated to $5.6 million in 2007 and $6.5 million in 2006.

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands and tax-equivalent)

	Twelve Months Ended December 31,
	2007			2006
			Annualized			Annualized
	Average		Average	Average		Average
	Balances	Interest	Yield/Rate	Balances	Interest	Yield/Rate
Assets
Residential mortgage loans	$431,563	$26,394	6.12%	$422,347	$24,581	5.82%
Residential construction loans	154,578	11,047	7.15	166,079	12,142	7.31
Commercial mortgage loans	624,080	44,992	7.21	458,040	33,106	7.23
Commercial construction loans	235,250	20,828	8.85	200,270	17,592	8.78
Commercial loans and leases	302,671	24,910	8.23	197,650	15,959	8.07
Consumer loans	365,334	25,367	6.94	344,316	23,172	6.73
Total loans and leases	2,113,476	153,538	7.26	1,788,702	126,552	7.08
Securities	495,928	29,663	5.98	559,350	31,930	5.71
Interest-bearing deposits with banks	21,600	1,123	5.20	2,501	123	4.92
Federal funds sold	42,305	2,157	5.10	21,145	1,081	5.12
TOTAL EARNING ASSETS	2,673,309	186,481	6.98%	2,371,698	159,686	6.73%

Less: allowance for loan and lease losses	(22,771)			(18,584)
Cash and due from banks	54,294			46,741
Premises and equipment, net	52,604			45,980
Other assets	178,015			117,838
Total assets	$2,935,451			$2,563,673

Liabilities and Stockholders' Equity
Interest-bearing demand deposits	$236,940	808	0.34%	$226,699	657	0.29%
Regular savings deposits	165,134	535	0.32	182,610	687	0.38
Money market savings deposits	643,047	23,809	3.70	409,578	12,655	3.09
Time deposits	768,005	34,764	4.53	631,712	25,335	4.01
Total interest-bearing deposits	1,813,126	59,916	3.30	1,450,599	39,334	2.71
Borrowings	361,884	16,233	4.49	451,251	19,353	4.29
TOTAL INTEREST-BEARING LIABILITIES	2,175,010	76,149	3.50	1,901,850	58,687	3.08

Noninterest-bearing demand deposits	440,853			415,747
Other liabilities	29,364			16,716
Stockholder's equity	290,224			229,360
Total liabilities and stockholders' equity	$2,935,451			$2,563,673

Net interest income and spread		110,332	3.48%		100,999	3.65%
Less: tax equivalent adjustment		5,506			6,243
Net interest income		104,826			94,756

Interest income/earning assets			6.98%			6.73%
Interest expense/earning assets			2.85			2.47
Net interest margin			4.13%			4.26%

*Interest income includes the effects of annualized taxable-equivalent adjustments (reduced by the nondeductible portion of  interest expense) using the appropriate marginal federal income tax rate of 35.00% and a marginal state income tax rate of 6.55% (or a combined marginal federal and state rate of 39.26%) for 2007 and a marginal state income tax rate of 7.00% (or a  combined marginal federal and state rate of 39.55%) for 2006, to increase tax-exempt interest income to a taxable-equivalent basis. The annualized taxable-equivalent adjustment amounts utilized in the above table to compute yields aggregated to $5.5 million in 2007 and $6.2 million in 2006.